UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 28, 2024

Catheter Precision, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38677	38-3661826
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1670 Highway 160 West

Suite 205

Fort Mill, SC 29708

(Address of principal executive offices, including zip code)

(973) 691-2000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	VTAK	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2):

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Invention Assignment and Royalty Agreement (the “Royalty Agreement”)

On May 28, 2024, Catheter Precision, Inc. (the “Company”) entered into the Royalty Agreement with Auston Locke, which further memorializes the terms of our agreement with Mr. Locke with respect to the Company’s LockeT device, of which Mr. Locke is a co-inventor, and extends the term of that agreement as indicated below.

Other than the extension of the term, the material terms of our agreement with Mr. Locke remain unchanged, to wit: we have agreed to pay Mr. Locke a royalty fee of 5% on net sales (as defined in the agreement) of our LockeT device, until a cumulative total of $1 million in royalties has been paid to Mr. Locke. Thereafter, if a patent for the LockeT device is obtained from the U.S. Patent and Trademark Office, we will pay a royalty fee of 2% of net sales, until total royalties paid to Mr. Locke reaches $10 million. However, no further royalty payments will be due after December 31, 2033, or after the expiration, cancelation or abandonment of the patents that are the subject of the agreement, whichever is earlier.

A copy of the Royalty Agreement is filed as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

The disclosure below regarding the 8% Short Term Promissory Note due August 30, 2024, is incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

8% Short Term Promissory Note due August 30, 2024 (the “Note”)

On May 30, 2024, David A. Jenkins, Executive Chair and Chief Executive Officer, loaned $500,000 to the Company in exchange for the Note. The Note has a maturity date of August 30, 2024, and bears interest at the rate of 8% per annum.

The Note and the debt evidenced thereby, including all principal and interest, accelerate and become immediately due and payable upon the occurrence of certain customary events of default, including failure to pay amounts owing when due, material breach of representations or warranties by us (unless waived by Mr. Jenkins or cured within 10 days following notice) and/or certain events involving a discontinuation of our business or certain types of proceedings involving insolvency, bankruptcy, receivership and the like.

In addition to his roles as a director and officer of the Company, Mr. Jenkins and his affiliates beneficially own over 10% of the common stock of the Company, Series X Preferred convertible into over 8 million shares of Company common stock (subject to certain conditions), stock options issued by the Company, and the rights to receive royalties on sales of our LockeT device equal to an aggregate 11.77% of net sales, as defined in the relevant agreements. Mr. Jenkins is a co-inventor of certain of our products and has previously assigned his rights in relation to those inventions to us. In addition, Missiaen Huck, Mr. Jenkins’ adult daughter, serves as our non-executive chief operating officer. For additional information see also Certain Relationships and Related Party Transactions in our proxy statement filed May 16, 2024.

A copy of the Note is filed as Exhibit 10.2 to this Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Invention Assignment and Royalty Agreement dated May 28, 2024

10.2	8% Short Term Promissory Note Due August 30, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL Document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CATHETER PRECISION, INC.

Date: June 3, 2024	By:	/s/ Margrit Thomassen
Margrit Thomassen Interim Chief Financial Officer

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